Exhibit 99.1

iBio Received Regulatory Clearance to Initiate Its Phase 1 Clinical Trial of IBIO-600 in Australia

IBIO-600 is a potentially best-in-class, long-acting anti-myostatin monoclonal antibody designed to preserve muscle and improve body composition

First participants expected to be dosed in 2Q 2026

SAN DIEGO, CA, April 8, 2026 -- iBio, Inc. (NASDAQ: IBIO) (“iBio” or “the Company”), an AI-driven innovator developing therapies for cardiometabolic, obesity and cardiopulmonary diseases, today announced IBIO-600 has received Clinical Trial Notification (CTN) acknowledgement from Australia’s Therapeutic Goods Administration (TGA) and ethics approval from a Human Research Ethics Committee (HREC), enabling the initiation of a first-in-human clinical trial of IBIO-600 in Australia.

The Phase 1 study is a randomized, double-blind, placebo-controlled, single ascending dose trial designed to evaluate the safety, tolerability, pharmacokinetics, and pharmacodynamics of IBIO-600 in overweight and obese adult participants. iBio expects to dose the first participant in the second quarter of 2026.

“This is a defining milestone for iBio as we transition to a clinical-stage company,” said Martin Brenner, D.V.M., Ph.D., Chief Executive Officer and Chief Scientific Officer of iBio. “While GLP-1 therapies have transformed the treatment landscape, significant gaps remain, particularly around the loss of muscle mass. We believe IBIO-600 has the potential to address this unmet need. Advancing IBIO-600 into the clinic only two years after program initiation also reflects the capabilities of our AI-integrated discovery platform and our team’s execution.”

IBIO-600 is a long-acting monoclonal antibody targeting myostatin and GDF11, negative regulators of skeletal muscle growth, and is designed to preserve lean mass and improve body composition in obesity. The therapy has the potential to be used alongside GLP-1 therapies to address muscle loss associated with weight reduction. IBIO-600 has been engineered for infrequent dosing, with the potential for administration two to four times per year.

Previously announced preclinical studies in non-human primates demonstrated sustained pharmacologic activity and an extended half-life of 40–52 days following a single administration, as well as dose-dependent increases in lean mass of up to 5.1%. These findings, observed alongside reductions in fat mass and durable effects over time, support the advancement of IBIO-600 into clinical development.

About iBio, Inc.

iBio (Nasdaq: IBIO) is a cutting-edge biotech company leveraging AI and advanced computational biology to develop next-generation biopharmaceuticals for cardiometabolic and cardiopulmonary diseases, obesity, cancer and other hard-to-treat diseases. By combining proprietary 3D modeling with innovative drug discovery platforms, iBio is creating a pipeline of breakthrough antibody treatments to address significant unmet medical needs. iBio’s mission is to transform drug discovery, accelerate development timelines, and unlock new possibilities in precision medicine. For more information, visit www.ibioinc.com or follow iBio on LinkedIn.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding iBio’s initiation of a first-in-human clinical trial of IBIO-600 in Australia; iBio dosing the first participant in the second quarter of 2026; IBIO-600 having the potential to address an unmet need, particularly around the loss of muscle mass; IBIO-600, a long-acting anti-myostatin monoclonal antibody, preserving muscle and improving body composition; IBIO-600 having the potential to be used alongside GLP-1 therapies to address muscle loss associated with weight reduction; IBIO-600 potentially being administered as infrequently as two to four times per year; iBio developing next-generation biopharmaceuticals for cardiometabolic, obesity and cardiopulmonary diseases, cancer and other hard-to-treat diseases; iBio creating a pipeline of breakthrough antibody treatments to address significant unmet medical needs; and iBio’s ability to transform drug discovery, accelerate development timelines, and unlock new possibilities in precision medicine While iBio believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the ability of iBio to meet the timing for dosing the first patient in the second quarter of 2026; the ability of iBio’s innovative pipeline of therapeutics in cardiometabolic disease and obesity to promote healthy weight loss and muscle-building; the ability of IBIO-600 to address an unmet need, particularly around the loss of muscle mass; IBIO-600, a long-acting anti-myostatin monoclonal antibody, preserving muscle and improving body composition; and IBIO-600 having the potential to be used alongside GLP-1; iBio’s ability to create a pipeline of breakthrough antibody treatments to address significant unmet medical needs; iBio’s ability to obtain regulatory approvals for commercialization of its product candidates, or to comply with ongoing regulatory requirements; regulatory limitations relating to iBio’s ability to promote or commercialize its product candidates for specific indications; acceptance of iBio’s product candidates in the marketplace and the successful development, marketing or sale of products; and whether iBio will incur unforeseen expenses or liabilities or other market factors; and the other factors discussed in iBio’s filings with the SEC including its Annual Report on Form 10-K for the year ended June 30, 2025 and its subsequent filings with the SEC on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and iBio undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Corporate Contact:

iBio, Inc.
Investor Relations
ir@ibioinc.com

Media Contacts:

Ignacio Guerrero-Ros, Ph.D., or David Schull
Russo Partners, LLC
Ignacio.guerrero-ros@russopartnersllc.com
David.schull@russopartnersllc.com
(858) 717-2310 or (646) 942-5604